Exhibit 10.1

AGREEMENT

This Agreement is made and entered into as of October 30, 2007, in Charlotte, North Carolina, between and among Linda W. McLemore, Christine McLemore Carriker, Elizabeth McLemore, the estate of Robert V. McLemore, AFF, Inc., a North Carolina corporation and the Robert V. McLemore Family Revocable Trust (all of the foregoing hereinafter referred to as the “McLemore Family Members”), and HouseRaising, Inc., a North Carolina corporation (“HRI”).

NOW, THEREFORE, IN CONSIDERATION OF THE PREMISES AND THE MUTUAL AGREEMENTS, THE PARTIES HERETO AGREE AS FOLLOWS:

1.    HRI will purchase the following shares of common stock of the McLemore Family Members set forth opposite their names at a purchase price of one cent ($.01) per share:

Linda McLemore	6,197,306
AFF, Inc.	980,000
Robert V. McLemore Family Revocable Trust	6,704,040
Estate of Robert V. McLemore	11,895,940
25,777,286

These shares are registered in the above names on the books of the transfer agent as of the close of business on October 31, 2007.

2.    The shares purchased by HRI shall be retired and put back into the Company’s treasury.

3.    Upon receipt of the payment the McLemore Family Members will deliver all stock certificates in question to HRI, endorsed in blank accompanied by a medallion guarantee. The total number of shares subject to this agreement are twenty-five million seven hundred seventy seven thousand two hundred eighty six (25,777,286) shares.

4.    All parties will sign any and all documents necessary to complete the transfer and the transfer will take place as soon as possible. The parties recognize that time is of the essence.

5.    The payment for the stock in question will be made to the person or entity shown as the registered owner of any given certificate of shares.

6.    HRI represents and warrants that it is an “accredited investor” as such term is defined under the Securities Act of 1933, as amended.

7.    This Agreement represents the entire agreement with respect to the matters covered hereby. In addition, this Agreement shall be construed by and be governed by the laws of the State of North Carolina. Finally, this Agreement may be executed in counterparts, and when the counterparts are joined it shall constitute one and the same instrument.

Page 2 of the McLemore - HRI Stock Sale Agreement

In Witness Whereof, the Parties Have Signed this Agreement under Seal as of the Date First Written Above.

/s/ Linda W. McLemore	/s/ David Ervin
Linda W. McLemore	David Ervin
Trustee of the Robert V. McLemore Family Revocable Trust
/s/ Elizabeth McLemore
Elizabeth McLemore	/s/ David Ervin
David Ervin
/s/ Christine McLemore Carriker	Co-Executor of the estate of Robert V. McLemore
Christine McLemore Carriker

HOUSERAISING, INC.

By	/s/ Gregory J. Wessling
Name:	Gregory J. Wessling
Title:	Chairman and CEO

AFF, Inc., a North Carolina corporation.

By	/s/ Elizabeth McLemore
Elizabeth McLemore

By	/s/ Christine McLemore Carriker
Christine McLemore Carriker

By	/s/ Linda W. McLemore
Linda W. McLemore